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                                                                    EXHIBIT 23.2

                         CONSENT OF PLANTE & MORAN, LLP

     We hereby consent to the inclusion in the Registration Statement on Form S-3 of JAKKS Pacific, Inc. of our report dated October 25, 1999 on our audits of the financial statements of the Flying Colors division of Flying Colors Toys, Inc. as of May 31, 1998 and 1999, and for each of the three years in the period ended May 31, 1999, and to the reference to our firm under the caption "Experts" in the Registration Statement. We also consent to the incorporation by reference of our report in any registration statement relating to the offering to which this Registration Statement relates filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

                                          /s/ PLANTE & MORAN, LLP

Ann Arbor, Michigan
November 4, 1999